October 16, 2018

For Release:        Immediately

Refer to:	Kelley Murphy; kmurphy@lilly.com; (317) 701-4007 (Media)
Kevin Hern; hernkr@lilly.com; (317) 209-6325 (Investors)

Karen Walker Elected to Lilly Board of Directors

INDIANAPOLIS, October 16, 2018 – The board of directors of Eli Lilly and Company (NYSE: LLY) has elected Karen Walker as a new member, effective December 1, 2018. As a member of Lilly’s board, she will serve on both the Audit Committee and the Public Policy and Compliance Committee.

Walker is the Senior Vice President and Chief Marketing Officer at Cisco where she has worked since 2009. Prior to joining Cisco, Walker worked at Hewlett-Packard as Vice President of Strategy and Marketing for both the Consumer Digital Entertainment and Personal Systems groups. Her 20-plus years in the IT industry have included senior field and marketing leadership roles in Europe, North America, and the Asia Pacific region.

“I’m delighted to welcome Karen to the board,” said David A. Ricks, chairman and chief executive officer. “She has reinvigorated the brand at tech giant Cisco, positioning the company as a next level innovator, and will bring an important perspective to our business.”

Under Walker’s leadership, Cisco has been recognized for its marketing and communications approach from brand to demand, which leverages an industry-leading digital marketing technology platform to understand and engage with customers and partners. During her time as CMO, Cisco’s brand value has increased 16% to $34.6B, ranking #15 on Interbrand’s Best Global Brands list. In 2017, Walker was named one of the Top 10 Most Influential CMOs by Forbes.

Walker holds a Bachelor of Science degree with joint honors in chemistry and business studies from Loughborough University in England. She is a board member of the I.T. Services Marketing Association and a member of the CMO Council North America Advisory Board, the Marketers That Matter Council, Advancing Executive Women in Silicon Valley, and CRN's 2013 Women of the Channel.

About Eli Lilly and Company
Lilly is a global healthcare leader that unites caring with discovery to make life better for people around the world. We were founded more than a century ago by a man committed to creating high-quality medicines that meet real needs, and today we remain true to that mission in all our work. Across the globe, Lilly employees work to discover and bring life-changing medicines to those who need them, improve the understanding and management of disease, and give back to communities through philanthropy and volunteerism. To learn more about Lilly, please visit us at www.lilly.com and www.lilly.com/newsroom/social-channels. C-LLY